Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-48456 on Form N-1A of our report dated February 24, 2022, relating to the financial statements and financial highlights of PanAgora Global Diversified Risk Portfolio, a series of Brighthouse Funds Trust I (the “Trust”), appearing in the Annual Reports on Form N-CSR of the Trust for the year ended December 31, 2021, and to the references to us under the headings “Consolidated Financial Highlights” and “Annual/Semiannual Reports” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 26, 2022